Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated August 25, 2026, with respect to the financial statements of PrimeGen US, Inc., as of and for the years ended December 31, 2025 and 2024 in this Registration Statement on Form S-4 and the related prospectus of PrimeGen US, Inc., filed with the U.S. Securities and Exchange Commission. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Rose, Snyder & Jacobs LLP

Encino, California

September 9, 2026